Exhibit 10.1

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made by and between Cubic Global Defense, Inc.("CUBIC") and Bill Toti (“EMPLOYEE"), as of the date both parties have signed it below, with respect to the following facts:

A. EMPLOYEE and CUBIC have mutually agreed to separate their employment relationship.

B. CUBIC and EMPLOYEE wish to enter into an agreement with regard to the separation of that employment relationship to resolve any and all issues relating to CUBIC’s employment of EMPLOYEE and the separation thereof.

THE PARTIES THEREFORE AGREE AND PROMISE in consideration of all of the following terms and conditions as follows:

1.  Separation Date. EMPLOYEE’s last day acting as President of Cubic Global Defense, Inc. will be May 24, 2016 (“Last Active Date”); however, EMPLOYEE will remain an inactive, paid employee of CUBIC through July 1, 2016 (the “Separation Date”). EMPLOYEE agrees to resign as an officer and director of Cubic Corporation and all of its subsidiaries, as applicable, no later than his Separation Date.

2.  Separation Pay and Benefits. In full consideration of EMPLOYEE signing, returning, and not revoking this Agreement within the time periods specified below in section 20, CUBIC will provide EMPLOYEE with the following separation benefits to which employee is not otherwise entitled:

a. Separation Pay. CUBIC will provide EMPLOYEE separation pay in the total gross amount of six hundred and seventy-five thousand dollars ($675,000.00) (“Separation Pay”). The Separation Pay will be provided to EMPLOYEE in two lump sum payments. The first lump sum payment in the total gross amount of four hundred thirty-seven thousand five hundred dollars ($437,500.00) will be made on the first regular CUBIC pay day after the Effective Date of this Agreement, as defined below, or EMPLOYEE’s Separation Date, whichever is later. Provided EMPLOYEE remains in compliance with all provisions of this Agreement for a period of twelve (12) months following his Separation Date, CUBIC will pay EMPLOYEE the balance of the Separation Pay in the total gross amount of two hundred thirty-seven thousand five hundred dollars ($237,500.00) on the next regular CUBIC payroll date following the 12-month anniversary of EMPLOYEE’s Separation Date. All Separation Pay will be subject to usual and customary payroll deductions and required tax withholdings.

b.Insurance Benefit. If EMPLOYEE timely elects to continue EMPLOYEE’s insurance benefits under the provisions of COBRA subsequent to his Separation Date, CUBIC will pay EMPLOYEE’s COBRA premiums for twelve (12) months following EMPLOYEE’s

Separation Date, subject to any group coverage changes. After twelve (12) months’ time, EMPLOYEE will be responsible for any COBRA premiums necessary to provide medical and dental coverage. If any of CUBIC's health benefits are self-funded as of the date of Employee's separation, or if CUBIC cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the benefits as set forth above, CUBIC shall instead pay to Employee the foregoing monthly amount as a taxable monthly payment for the Separation Pay Period (or any remaining portion thereof). The “COBRA qualifying event” will be EMPLOYEE’s separation from CUBIC. COBRA election materials and forms will be provided to EMPLOYEE separately. EMPLOYEE must sign and return these forms in a timely manner to be eligible for the foregoing COBRA benefits.

c.Restricted Stock Units. Pursuant to the Cubic Corporation 2015 and 2016 Equity Incentive Plan(s), EMPLOYEE has been granted restricted stock units ("RSUs") pursuant to Restricted Stock Unit Award Grant Notices and Restricted Stock Unit Award Agreements between EMPLOYEE and the Company (each, an "RSU Agreement"). EMPLOYEE will continue to be eligible to vest in those RSUs the vesting of which is time-based through EMPLOYEE'S Separation Date in accordance with the terms of the applicable RSU Agreements. EMPLOYEE will retain only those RSUs that vest in accordance with their terms on or before EMPLOYEE’s Separation Date and any unvested RSUs shall terminate.

For purposes of EMPLOYEE’s performance-based RSUs granted on November 6, 2014, upon the Separation Date, EMPLOYEE will vest in a prorated portion of the Target RSUs (as defined in the applicable RSU Agreement) based on the amount of time EMPLOYEE was employed since the grant date(s) through the Separation Date as provided in the applicable RSU Agreement evidencing such awards.

For purposes of EMPLOYEE’s performance-based RSUs granted on November 6, 2015, EMPLOYEE will remain eligible to vest, on the Determination Date (as defined in the RSU Agreement) in a prorated portion of such RSUs based on the amount of time EMPLOYEE was employed since the grant date(s) through the Separation Date as provided in the RSU Agreement evidencing such awards.

b.Performance Bonus. EMPLOYEE will be paid a prorated FY16 performance bonus at the target amount, based on the amount of time EMPLOYEE worked during the 2016 fiscal year, through his Last Active Date. The prorated performance bonus shall be paid to EMPLOYEE in one lump, minus required tax withholdings, within seven (7) business days of EMPLOYEE’s Separation Date.

c.Sign On/Retention Bonus. CUBIC shall have no obligation to pay any additional sign on/retention bonus payments to EMPLOYEE, and EMPLOYEE shall have no obligation to repay any sign on/retention bonus payments provided to him prior to his Separation Date, pursuant to his Offer Letter dated May 15, 2014.

d.Outplacement. EMPLOYEE will be provided, at his option, with a paid three (3) month executive career assistance program via Lee Hecht Harrison or similar provider during the three months following the Separation Date.

e.Attorneys’ Fees. CUBIC shall reimburse EMPLOYEE for attorneys’ fees actually incurred for legal advice regarding his separation from CUBIC and review of this Agreement, up to a maximum amount of ten thousand dollars ($10,000.00), upon submission to CUBIC of documentary proof of the incurred fees.

EMPLOYEE agrees that the above separation pay and benefits constitute adequate consideration for the full and final satisfaction of any and all claims of any nature and kind whatsoever that EMPLOYEE ever had, now has or may have against CUBIC and all other persons and entities released herein, arising through the date of this Agreement, including but not limited to any claims relating in any way to CUBIC’s employment of EMPLOYEE or the separation of EMPLOYEE’s employment.

3.  GeneralRelease of All Claims. As a material inducement to CUBIC to enter into this Agreement, and in consideration of the other conditions herein, EMPLOYEE irrevocably and unconditionally releases CUBIC, its parent company, and any of their subsidiaries, divisions, affiliates, stockholders, predecessors, successors, assigns, agents, attorneys, directors, officers, employees, representatives and all persons acting by, through, under or in concert with any of them (collectively referred to as "Releasees"), from any and all claims, complaints, liabilities, obligations, agreements, damages, actions of any nature, known or unknown, suspected or unsuspected, that EMPLOYEE ever had, now has, or hereafter may have arising through the date of this Agreement, including but not limited to any claims arising out of EMPLOYEE’s employment relationship or the separation of EMPLOYEE’s employment relationship with CUBIC.

Also, without limiting the generality of the foregoing, EMPLOYEE agrees to waive any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, employment discrimination, harassment, and retaliation in violation of any Virginia or other state or federal statute or regulation, including but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Employee Retirement Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, the National Labor Relations Act, as well as claims for violation of Virginia public policy or similar state or federal laws, violation of constitutional rights, as well as intentional and negligent infliction of emotional distress, defamation, fraud, and violation of Virginia’s labor statutes or similar state or federal laws.

This General Release provision does not apply to: (1) claims by EMPLOYEE for workers’ compensation benefits or unemployment insurance benefits, except claims for wrongful termination or discrimination under the Workers’ Compensation Act or the Unemployment Insurance Code; (2) any action to enforce or challenge the enforceability of this Agreement; or (3) any other claims that, by statute, cannot be released by this Agreement.

4.  Discovery of Different or Additional Facts. EMPLOYEE acknowledges that EMPLOYEE may discover facts different from, or in addition to, those EMPLOYEE now knows or believes to be true with respect to the claims, complaints, liabilities, obligations, agreements, damages and actions herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

5.  Confidentiality of Agreement.  EMPLOYEE agrees to maintain and hold this Agreement, and all of its terms, specifically including but not limited to the nature and amount of the

Separation Pay, in strict confidence. Accordingly, except as specifically provided in this section 5, EMPLOYEE agrees not to make any public statement about or to otherwise disseminate or disclose this Agreement or any of its terms, to any other person or business entity, including without limitation any present or former CUBIC employee, customer or business partner. It shall not be a violation of this provision for EMPLOYEE to reveal or discuss any terms of this Agreement with his spouse, or to the extent reasonably necessary to obtain legal or financial advice related to this Agreement or the parties’ respective obligations under it, to enforce this Agreement, or as required in order to respond to an audit or inquiry by a government entity or a duly issued subpoena. In the event EMPLOYEE concludes he is obligated to disclose any term of this Agreement in response to an audit or inquiry by a government entity or a subpoena, unless prohibited by law from doing so, EMPLOYEE shall provide CUBIC, through its General Counsel, no less than five (5) business days’ notice of the audit, inquiry or subpoena along with a copy of any document(s) constituting or relating to such audit, inquiry or subpoena.

6.  Nondisparagement.  EMPLOYEE shall not make any disparaging comments, whether oral, written or via any web-based or social media vehicle, to any third person or party about CUBIC, any of its executives or employees, or its products or services, as the term “disparage” and “disparaging” is set forth in any dictionary of English or of law. Likewise, CUBIC shall instruct its corporate officers and board of directors that they are not to make any disparaging comments, whether oral, written or via any web-based or social media vehicle, to any third person or party about EMPLOYEE. This provision is not intended to prevent EMPLOYEE or CUBIC’s corporate officers and directors from providing truthful information to CUBIC or any government or law enforcement entity in response to an official request for information, or from providing truthful information in response to a duly issued subpoena. In the event EMPLOYEE receives an official request for information from a government or law enforcement entity, or a subpoena, and he concludes such request or subpoena will likely require him to provide information about CUBIC, unless prohibited by law from doing so, EMPLOYEE shall provide CUBIC, through its General Counsel, no less than (5) business days’ notice of the request or subpoena along with a copy of any document(s) constituting or relating to such request or subpoena.

7.  Consulting Assistance During Separation Pay Period.  The twelve (12) month period following EMPLOYEE’s Separation Date is “the Separation Pay Period.” During the Separation Pay Period, EMPLOYEE agrees to be available to provide information to CUBIC related to activities EMPLOYEE was engaged in during EMPLOYEE’s employment with CUBIC (“Consulting Activities”). Such Consulting Activities shall not require more than eight (8) hours in any single work week. Compensation to EMPLOYEE for the Consulting Activities shall be included within the Separation Pay, and therefore, EMPLOYEE shall not be entitled to any additional compensation for these activities, other than any out-of-pocket expenses necessarily incurred by EMPLOYEE in connection with such activities, provided such expenses are approved in writing by CUBIC before they are incurred.

8.  Restrictions During Separation Pay Period.  As a condition of receiving the Separation Pay and Benefits, and in order that EMPLOYEE may remain available to provide consulting assistance to CUBIC as provided in section 7 above during the Separation Pay Period, EMPLOYEE shall:(a) continue to comply with all provisions of this Agreement; and (b) shall not accept or engage in any employment, nor provide any services for remuneration in any other capacity (e.g., as an independent contractor, sole proprietor, partner, or joint venture) on any project or program for the provision of services or the design, manufacturing or sale of products or services in direct and active competition (as delineated below) with the products or services of CUBIC and its affiliated companies over which EMPLOYEE served as President (“Competitive Activities”). In the event EMPLOYEE engages in Competitive Activities during the Separation Pay

Period, or otherwise breaches a provision in this Agreement, EMPLOYEE agrees that any Separation Pay that has been paid while EMPLOYEE was engaged in Competitive Activities shall be returned to CUBIC, and EMPLOYEE’s right to receive any payments constituting Separation Pay and Benefits after the date such Competitive Activity commenced shall be irrevocably waived.

The Parties agree that projects or programs that EMPLOYEE is prohibited from participating in as an employee or consultant, i.e., will be “firewalled” from, any activities involving:[***]

In addition, during the Separation Pay Period, EMPLOYEE agrees to not accept or engage in employment or consulting services with any of the following active, direct competitors to CUBIC: [***].

9.  Nonsolicitation. EMPLOYEE agrees that, until the passage of one (1) year after his Separation Date, EMPLOYEE shall not take any action to directly or indirectly solicit any employee or contractor of CUBIC or its affiliated companies to terminate his, her or its relationship with CUBIC, including by making any solicitation or by providing to any person or entity information about the skills, capabilities, background, or compensation of any CUBIC employee or contractor (“Solicitation Activities”). In the event EMPLOYEE engages in Solicitation Activities in breach of this provision, EMPLOYEE agrees that, in addition to any damages caused to CUBIC by such Solicitation Activities, EMPLOYEE’s right to receive any payments constituting Separation Pay and Benefits after the date such Solicitation Activity commenced shall be irrevocably waived. Nothing in this provision shall limit CUBIC’s right to seek injunctive relief related to any Solicitation Activities in breach of this provision.

10.  Non-Disclosure of CUBIC Confidential Information. EMPLOYEE agrees that EMPLOYEE shall not use or disclose to any person(s) or entity(ies), public or private, at any time or in any manner, directly or indirectly, any “CUBIC Confidential Information,” including but not limited to, all forms and types of business, technical, financial, economic, sales, marketing or customer information of CUBIC or its affiliated companies that EMPLOYEE received, developed or had access to as a result of his employment with CUBIC, which has not been previously disclosed to the general public by an authorized CUBIC representative or customer, regardless of whether such information would be deemed a trade secret under applicable law.

CUBIC Confidential Information shall be interpreted broadly and also includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present or future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, personnel information (other than EMPLOYEE’s own information), evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, inventions, special techniques of any kind peculiar to CUBIC’s operations, or other confidential or proprietary information or intellectual property related to the business, products, services, or plans of Company, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in EMPLOYEE’s memory.This

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

specifically includes all information CUBIC has received from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement.

The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees, contractors, and consultants for limited disclosures of a company’s trade secrets. Specifically, employees may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, employees who file retaliation lawsuits for reporting a suspected violation of law may also: (1) disclose the trade secret to his/her attorney, and (2) use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret except pursuant to court order.

11.  Code Section 409A.  All separation payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if EMPLOYEE is deemed by CUBIC at the time of EMPLOYEE's separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which EMPLOYEE is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of EMPLOYEE'S benefits shall not be provided to EMPLOYEE prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with CUBIC or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 25 shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent that any provision of the Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of EMPLOYEE'S taxable year following the taxable year in which EMPLOYEE incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable during any taxable year of EMPLOYEE'S will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of EMPLOYEE'S, and EMPLOYEE'S right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit

12.  Pending and Future Claims. EMPLOYEE agrees to withdraw, with prejudice, any demand for arbitration or lawsuit EMPLOYEE may have against CUBIC and any other Releasees that is pending on the date that EMPLOYEE signs this Agreement. EMPLOYEE further agrees that, to the fullest extent permitted by law, EMPLOYEE will not initiate any demand for arbitration or lawsuit related to the matters released above, it being the intention of the parties that with the execution of this release, the Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of EMPLOYEE related in any way to the matters discharged herein. In addition, EMPLOYEE agrees not to assist any other person or entity bringing any arbitration, lawsuit, or other legal action, that is opposed to CUBIC or any other Releasees unless compelled to do so by a court of law. However, this Agreement shall not preclude EMPLOYEE from filing a complaint with or participating in an investigation or proceeding conducted by a federal or state government agency. EMPLOYEE nonetheless expressly releases EMPLOYEE’s right to receive any monetary damages, reward, or other personal relief based on a complaint or charge filed with a federal or state government agency by EMPLOYEE or on EMPLOYEE’s behalf.

13.  Return of Company Property. EMPLOYEE agrees to return any and all equipment, property and materials in EMPLOYEE’s possession that belong to, or identify EMPLOYEE as an employee or representative of CUBIC, including but not limited to, files, records, credit cards, badges, card key passes, computers, and keys by May 27, 2016.

14.  Virginia Law. This Agreement shall be governed by and interpreted according to the laws of the Commonwealth of Virginia.

15.  Review of the Agreement and Voluntariness. EMPLOYEE acknowledges that EMPLOYEE has read this Agreement, fully understands EMPLOYEE’s rights, privileges and duties under the Agreement, and enters this Agreement freely and voluntarily, without coercion or duress.

16.  Severability. If any term, part or provision of this Agreement is invalid or illegal, the validity of the Agreement's other terms, parts and provisions shall not be affected thereby and said invalid or illegal term, part or provision shall be deemed not to be a part of this Agreement.

17.  Binding on Successors. This Agreement and all of its provisions shall be binding upon, and inure to the benefit of, any successors, assigns, personal representatives or heirs of the parties hereto.

18.  No External or Prior Representations. EMPLOYEE represents and acknowledges that, in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees, their agents or representatives.

19.  Entire Agreement. Except as expressly stated herein, the parties acknowledge and represent that this Agreement contains the entire understanding between them with respect to the matters set forth herein and supersedes any prior inconsistent agreements or understandings. The parties further acknowledge that the terms of this Agreement are contractual and not a mere recital. This Agreement may only be modified by a writing signed by both parties.

20.  Time for Consideration of Agreement. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f), for the release of claims under the ADEA.  The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

a. EMPLOYEE is advised to consult with an attorney concerning the terms of this Agreement and the consequences of signing it and EMPLOYEE acknowledges and agrees that EMPLOYEE has obtained and considered any such legal advice EMPLOYEE deems necessary, such that EMPLOYEE is entering into this Agreement freely, knowingly, and voluntarily;

b. EMPLOYEE has twenty-one (21) days from receipt to review and consider this Agreement; EMPLOYEE may use as much of this time as EMPLOYEE wishes prior to signing;

c. For a period of seven (7) days following the execution of this Agreement, EMPLOYEE may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation time has expired;

d. To be effective, any revocation of this Agreement must be made by EMPLOYEE in writing, signed, dated and delivered to Darryl Albertson in Cubic Corporation’s Human Resources Department no later than seven (7) days from the execution of the Agreement.  If the seventh day falls on a weekend or a holiday, EMPLOYEE’s revocation must be delivered on the next business day;

e. This Agreement shall become effective eight (8) days after it is signed by EMPLOYEE (“Effective Date”), unless revoked by EMPLOYEE prior to that time as set forth above; and

f. This Agreement does not waive or release any rights or claims that EMPLOYEE may have that arise after the execution of this Agreement.

21.  Construction. This Agreement shall not be construed or interpreted for or against any party hereto based on the fact that one party's attorney drafted this Agreement or caused this Agreement to be drafted.

22.  Controversies Arising Out of Agreement.  The parties agree that any judicially cognizable controversy or claim arising out of or relating to this Agreement or its breach shall be resolved through a confidential and binding arbitration before a single neutral arbitrator in Herndon, Virginia in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services (“JAMS”). The JAMS rules and procedures may be found online at www.jamsadr.org. Both EMPLOYEE and CUBIC expressly waive their right to a jury trial. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to EMPLOYEE'S employment; provided, however, that EMPLOYEE shall retain the right to pursue rights or claims expressly excluded from the ”General Release of Claims” section  above, as well as EMPLOYEE’s rights to file or participate in a complaint or investigation with a government agency under the “Pending and Future Claims” section above. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The parties shall each bear their own attorneys’ fees and costs related to such arbitration. Other costs of the arbitration, including the JAMS' administrative fees, the fee of the arbitrator, and all other necessary fees and costs, shall be borne equally by both parties.

23.  Non-Disclosure and Other Agreements.  The parties agree that this Agreement will not supersede any existing Employee Inventions And Secrecy Agreement executed by EMPLOYEE while employed at CUBIC or any other agreements relating to CUBIC’s confidential information, proprietary information, trade secrets, or intellectual property.

24.  No Admissions. The parties agree that this Agreement is not an admission of any liability or fault whatsoever by EMPLOYEE or CUBIC, and shall not be used as such in any legal or administrative proceeding.

25.  Other.  By signing below,EMPLOYEE is acknowledging that EMPLOYEE has carefully read this Agreement, fully understands what it means, is entering into it knowingly and voluntarily and that all of EMPLOYEE’s representations in it are true. EMPLOYEE understands that the consideration period described in section 20 started when EMPLOYEE was first given this Agreement, and EMPLOYEE waives any right to have it restarted or extended by any subsequent changes to this Agreement. EMPLOYEE acknowledges that CUBIC would not have given EMPLOYEE the Separation Pay and Benefits EMPLOYEE is getting in exchange for this Agreement but for EMPLOYEE’s representations and promises that EMPLOYEE is making by signing it.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

AGREED AND ACCEPTED:

EMPLOYEE

/s/ Bill Toti
Bill Toti

Executed this 12th day of June, 2016 at Leesburg, Virginia.

CUBIC GLOBAL DEFENSE, INC.

/s/ Darryl Albertson
Darryl Albertson
Vice President, Human Resources
Cubic Corporation

Executed this 13th day of June, 2016 at San Diego, California.